Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement

dated April 10, 2014

Registration No. 333-195101

April 10, 2014

WORTHINGTON INDUSTRIES, INC.

$250,000,000 4.550% Notes due 2026

Pricing Term Sheet

This term sheet to the preliminary prospectus supplement dated April 10, 2014 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Worthington Industries, Inc.

Ratings: (Moody’s / S&P)*	Baa3 / BBB

Ratings Outlooks: (Moody’s / S&P)*	Stable / Stable

Security Type:	Senior Unsecured Notes

Title of Securities:	4.550% Notes due 2026

Pricing Date:	April 10, 2014

Settlement Date: (T+3)	April 15, 2014

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2014

Final Maturity Date:	April 15, 2026

Aggregate Principal Amount:	$250,000,000

Benchmark Treasury:	2.75% UST due February 15, 2024

Benchmark Treasury Price / Yield:	101-03 / 2.623%

Spread to Benchmark Treasury:	+ 195 basis points

Yield to Maturity:	4.573%

Coupon:	4.550%

Public Offering Price:	99.789%

Net Proceeds (before expenses):	$247,785,000

Optional Redemption Provision:	At any time at a discount rate equal to the Treasury Rate plus 30 basis points

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	981811 AE2 / US981811AE20

Joint Book-Running Managers:	J.P. Morgan Securities LLC, Wells Fargo Securities, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, U.S. Bank National Association

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 and Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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